100 Middle Street
[LOGO]                                                  Portland, ME 04101-4100
                                                        December 4, 2002

Mr. Mark Collin
Treasurer
UNITIL CORP.
6 Liberty Lane West
Hampton, New Hampshire 03842

Dear Mark:

     This letter agreement sets forth the terms under which Citizens Bank of New Hampshire (the "Bank") will make available to UNITIL Corporation (the "Borrower") an unsecured Line of Credit (the "Line") for up to $13,000,000. This Line will be reviewed again on August 31, 2003 (the "Annual Review Date").

     Any loan under the Line will bear interest (computed on a 360 day per year basis) of either:

     (1)  Wall Street Journal Prime rate ("WSP") as it may vary; or

     (2) A fixed rate for each loan based on the London Interbank Offered Rate ("LIBOR" for the term of the loan [Not to exceed ninety (90) days] as in effect on the date of the loan plus a margin to be determined by the Bank from time to time. If the LIBOR rate is selected, the rate will be determine by the Bank by 10:00 a.m. on the day of the requested borrowing. Each borrowing under this line by you must specify the amount of the loan requested, the rate requested and the maturity requested.

     Each loan must be not less than $500,000.00. This Line is available subject to the Bank's continued satisfaction with the financial condition of Borrower and its subsidiaries and to no substantive changes in monetary or governmental regulations. Borrower shall deliver to Bank: annual report and 10K report by April 30; and 10Q by ninety (90) days after the close of each calendar quarter.

     The Borrower shall maintain and fund an account with the Bank which the Bank may debit for payments due, quarterly fees, and other amounts due. Loan advances will be made upon telephone request by offers designated in writing by Borrower and shall be deposited by Bank into the account.

     Loans will be evidenced by a Promissory Note in the form attached hereto. Each loan and the corresponding information [date, amount, maturity date (subject to Bank's right to demand payment at any time) and interest rate] will be recorded on the date of the telephone request. Bank's corresponding advices of credit and debit will be additional evidence of loans in the format described above, and the Borrower agrees that absent manifest error, this record shall be conclusive and binding.

     In consideration for the availability of this Line and until expiration or earlier written termination of the Line, Borrower will pay Bank a quarterly fee on or before ten (10) days after the close of each fiscal quarter (with fiscal quarters closing on March 31, June 30, September 30, and December 31, [with a final payment due ten (10) days after expiration or earlier written termination of the Line], equal to the product of .0025 multiplied by the "Daily Average Unused Portion of the Line" during the preceding fiscal quarter. "Daily Average Unused Portion of the Line" is determined by summing the "Unused Portion of the Line" for each day of the relevant fiscal quarter and dividing that sum by the number of days in the relevant fiscal quarter. "Unused Portion of the Line" means $13,000,000 minus the amount outstanding on the Line as of the Bank's close of business on that day. Interest and fees are calculated on the basis of the actual days elapsed over a 360 day banking year.

     Bank may, at any time, demand payment in full of all loans made under the Line and interest and other charges due hereunder.

     Borrower acknowledges that bank has disclosed the following finances charges in connection with this loan: quarterly fees as set forth above and interest rate set forth above and in the Note.

     If the foregoing satisfactorily sets forth the terms and conditions of this lending arrangement, please indicate your acceptance thereof by executing and returning the attached copy of this letter and the attached Promissory Note.

     We are pleased to provide this Line of Credit and look forward to the ongoing development of our relationship.


                                   Sincerely,

                                   CITIZENS BANK OF NEW HAMPSHIRE

                                   By:  /s/
                                        ------------------------------------
                                        Its:  Vice President



AGREED AND ACCEPTED:

UNITIL CORPORATION

By: /s/ Mark H. Collin
    -----------------------------------------
    Mark H. Collin, Treasurer

By: /s/ Anthony Baratta
    -----------------------------------------
    Anthony Baratta, Chief Financial Officer